Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of

July 9, 2020

by and among

Global Medical Reit Inc.,

ZENSUN ENTERPRISES LIMITED

and

MR. JEFFREY BUSCH

i

ii

Section 8.6	Counterparts	46
Section 8.7	Construction of Agreement	46
Section 8.8	No Waiver	46
Section 8.9	Severability	47
Section 8.10	Headings	47
Section 8.11	Interpretation	47

Schedules

Seller Disclosure Schedule

Exhibits

Exhibit A – Closing Date Balance Sheet

Exhibit B – Closing Working Capital Calculation

Exhibit C – Escrow Agreement

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 9, 2020, is entered into by and among Global Medical REIT Inc., a Maryland corporation (“GMRE”), Zensun Enterprises Ltd., a company incorporated in Hong Kong with limited liability (“Zensun”), and Mr. Jeffrey Busch, an individual resident of Washington, D.C. (“Busch” and, together with Zensun, the “Sellers” and each a “Seller”). Zhang Jingguo (“Zhang”) enters this Agreement for the purpose of acknowledging and agreeing to Section 6.7 herein.

WITNESSETH:

WHEREAS, Zensun and Busch currently own one hundred percent (100%) of the issued and outstanding stock of Inter-American Group Holdings Inc., a Delaware corporation (“IA Group”), which is the sole member of Inter-American Management LLC, a Delaware limited liability company and GMRE’s external manager (“IAM”);

WHEREAS, pursuant to that certain Amended and Restated Management Agreement (the “Management Agreement”), dated July 1, 2016, by and between GMRE and IAM, prior to the end of the calendar quarter occurring immediately after the date GMRE’s Stockholders’ Equity (as defined in the Management Agreement) exceeded $500,000,000, the Independent Directors of GMRE (as defined in the Management Agreement) were required to establish a special committee of Independent Directors to determine whether it would be in the best interests of GMRE and its stockholders to internalize GMRE’s management;

WHEREAS, on December 13, 2019, the GMRE Board formed a special committee (the “Special Committee”) consisting of three Independent Directors;

WHEREAS, on July 9, 2020, the Special Committee recommended to the GMRE Board that it would be in the best interests of GMRE and its stockholders that GMRE internalize its management pursuant to the terms and conditions of this Agreement (such internalization transaction, together with the Employment Agreements and other employment arrangements being entered into upon the Closing as approved by the Compensation Committee of the GMRE Board, the “Internalization”); and

WHEREAS, the GMRE Board (including the number of Independent Directors required under the Management Agreement), on behalf of GMRE, have reviewed and evaluated the Internalization and, based on the recommendations of the Special Committee, have determined that the Internalization, and GMRE’s execution of this Agreement, are in the best interests of GMRE and its stockholders;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

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Article I
DEFINITIONS

Section 1.1          Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Accountants” has the meaning set forth in Section 6.8(a)(i).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary set forth in this definition above, GMRE and its Subsidiaries shall not be deemed Affiliates of IA Group and the IA Group Companies shall not be deemed Affiliates of GMRE.

“Agreement” has the meaning set forth in the Preamble.

“Annual Financial Statements” has the meaning set forth in Section 4.4(a).

“Bankruptcy and Equitable Exceptions” has the meaning set forth in Section 3.2.

“Blue Sky Laws” means any applicable securities laws of any state, commonwealth, territory or district of the United States.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Bethesda, Maryland are authorized or obligated by applicable Law, regulation or executive order to close.

“Business IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the business of the IA Group Companies.

“Cash” means actual cash on hand held without limitation or restriction of any kind (determined in accordance with GAAP), net of any overdrafts and as adjusted for any deposits in transit and any outstanding checks.

“Certificates” has the meaning set forth in Section 2.4(b).

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” means the date of this Agreement.

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“Closing Date Balance Sheet” means the consolidated balance sheet of IA Group as of June 30, 2020, prepared by IA Group in accordance with GAAP and attached to this Agreement as Exhibit A.

“Closing Date Payment” means the Consideration.

“Closing Working Capital” means: (a) the Current Assets of the IA Group Companies, less (b) the Current Liabilities of the IA Group Companies, determined as of June 30, 2020 and as reflected on the consolidated Closing Date Balance Sheet, as adjusted to give effect to (i) the payment by GMRE or one of its Subsidiaries to IAM immediately before the Closing of the Second Quarter Management Fees and Expenses and (ii) the consummation of the Pre-Closing Transactions. The calculation of the Closing Working Capital is attached hereto as Exhibit B.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Consideration” means $18,095,000.00, as adjusted by adding or subtracting, as applicable, the Closing Working Capital.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, mortgage, indenture, deed of trust, debenture, note, option, warrant, warranty, purchase order, license, Permit, franchise, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which GMRE will not receive the benefit following the Closing, (b) deferred Tax assets, and (c) receivables from any of the IA Group Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, Transaction Expenses and the current portion of any Indebtedness of the IA Group Companies, determined in accordance with GAAP, but excluding deferred Tax liabilities.

“Deductible” has the meaning set forth in Section 7.4(a).

“Disputed Tax Items” has the meaning set forth in Section 6.8(a)(i).

“Effect” means any effect, change, event, occurrence, circumstance or development.

“Employee” means each individual employed by any of the IA Group Companies.

“Employment Agreements” means those certain employment agreements, to be entered into as of the Closing Date, by and among each of Busch, Alfonzo Leon and Robert J. Kiernan, respectively, and IAM.

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“Entity” means any corporation (including any non-profit or non-stock corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Claim” means any Proceeding or Order (conditional or otherwise), by any Governmental Entity or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged activity regarding Hazardous Materials; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any applicable Law and any Order that regulates or controls (i) asbestos, Hazardous Materials, biological or medical materials, pollution, oil, contamination, lead, noise, radiation, water, soil, sediment, air or other environmental media, or (ii) an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Materials or other materials, substances or waste into water, soil, sediment, air or any other environmental media, including, without limitation, (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), (b) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), (c) the Federal Water Pollution Control Act, 33 U.S.C. § 1321 et seq., (d) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (e) the Clean Water Act, 33 U.S.C. § 1251 et seq., (f) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., (g) the Clean Air Act, 42 U.S.C. § 7401 et seq., (h) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., (i) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., (j) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., (k) the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., (l) the Radon and Indoor Air Quality Research Act, 42 U.S.C. § 7401 note, et seq., (m) the National Environmental Policy Act, 42 U.S.C. § 4321 et seq., and (n) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and similar state and local applicable Law, as amended from time to time, that have become effective prior to Closing, and all common law Proceedings relating in any way to Hazardous Materials.

“Environmental Permits” means all Permits or identification numbers issued or required under applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of a Person means any other entity which, together with such Person, would be treated as a single employer under Code Section 414(b), (c), (m) or (o) or ERISA Section 4001(b)(1).

“Escrow Account” means the escrow account established on the Closing Date pursuant the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement entered into concurrently with this Agreement and attached hereto as Exhibit C.

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“Escrow Agent” means Truist Bank.

“Escrowed Shares” has the meaning set forth in Section 2.4(f).

“Excluded Liabilities” means any and all Liabilities of or Losses Incurred by the IA Group Companies, the Sellers and their respective Affiliates that are not Permitted Liabilities. Excluded Liabilities include, but are not limited to:

(a)          Transaction Expenses in excess of $200,000;

(b)          any and all Seller Taxes;

(c)          any Liabilities or Losses relating to or arising out of the Pre-Closing Transactions;

(d)         any Liabilities or Losses in respect of any pending or threatened Proceeding arising out of, relating to or otherwise in respect of the operation of the business or assets of the IA Group Companies to the extent such Proceeding relates to such operation on or prior to the Closing;

(e)          any Liabilities, damages, Taxes, penalties, fines, costs and expenses (including any attorneys’ fees, legal or other expenses) or other Losses that are attributable to, associated with, related to, or that arise out of or in connection with any IA Group Benefit Plan or other employee benefit or compensation plan, program, arrangement or agreement sponsored, maintained, contributed to (or required to be contributed to) at any time prior to the Closing by the Sellers, any IA Group Company or any of their respective ERISA Affiliates or with respect to which the Sellers, any IA Group Company or any of their respective ERISA Affiliates has or could reasonably be expected to have any Liability (whether actual or contingent);

(f)          any Liabilities or Losses for, or arising from the employment or engagement of, any Employees or any other present or former Employees, officers, directors, retirees, independent contractors or consultants of any IA Group Company or of any Seller or any Affiliate thereof, including any Liabilities or Losses associated with any claims for wages or other benefits, bonuses, accrued vacation, overtime pay, workers’ compensation, severance, retention, termination or other payments with respect to: (i) the period prior to the Closing; and (ii) with respect to any such Person who does not become an employee, officer, director, independent contractor or consultant of GMRE or any of its Subsidiaries (including the IA Group after the Closing), the period on or after the Closing, and the period prior to the Closing;

(g)         any Environmental Claims, or Liabilities or Losses under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of the IA Group Companies, the Sellers, or any of their respective Affiliates prior to the Closing;

(h)          any trade accounts payable of the IA Group Companies existing on or arising prior to the Closing;

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(i)           any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of any of the IA Group Companies (including with respect to any breach of fiduciary obligations by same), except pursuant to GMRE’s indemnification obligations under Section 7.3;

(j)           any Liabilities or Losses arising out of or relating to a breach by any of the IA Group Companies under any IA Group Contract prior to Closing;

(k)          any Liabilities or Losses associated with debt, loans or credit facilities of any IA Group Company or any Seller owing to any Person; and

(l)           any Liabilities or Losses arising out of, in respect of or in connection with the failure by any IA Group Company or any Seller to comply with any Law or Governmental Order occurring or existing prior to the Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” has the meaning set forth in Section 4.9(c).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“FLSA” means the Fair Labor Standards Act, as amended.

“GAAP” means U.S. generally accepted accounting principles.

“GMRE Board” means the Board of Directors of GMRE.

“GMRE Common Stock” means the common stock, par value $0.001 per share, of GMRE.

“GMRE Fundamental Representations” means the representations set forth in Section 5.1 (Organization and Qualification).

“GMRE Indemnified Parties” has the meaning set forth in Section 7.2(a).

“GMRE Material Adverse Effect” means, with respect to GMRE, any Effect that has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, properties or results of operations of GMRE, taken as a whole, provided that, in no event shall any of the following Effects, alone or in combination, or any Effect to the extent any of the foregoing results from any of the following, be taken into account in determining whether there shall have occurred an GMRE Material Adverse Effect: (i) changes in general business, economic or political conditions in the United States or any other country or region in the world; (ii) conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, or changes therein, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) changes in conditions in the industries in which GMRE conducts business, including changes in conditions in the real estate industry generally or the healthcare industry generally; (iv) changes in political conditions in the United States or any other country or region in the world; (v) acts of hostilities, war, sabotage or terrorism, including cyber-terrorism (including any outbreak, escalation or general worsening of any such acts) in the United States or any other country or region in the world; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural or man-made disasters or acts of God or weather conditions in the United States or any other country or region in the world, or any escalation of the foregoing; (vii) the entry into or the announcement, pendency or performance of this Agreement or the Internalization or the consummation of the Internalization, including (A) the identity of IA Group and its Affiliates, (B) by reason of any communication by IA Group or any of its Affiliates regarding the plans or intentions of GMRE with respect to the conduct of the business of GMRE following the Closing, (C) the failure to obtain any Third Party consent in connection with the Internalization, and (D) the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, franchisors, managers, lenders, suppliers, tenants, vendors, business partners, employees or any other Persons; (viii) (A) any action taken, or failure to take action, in each case to which IA Group has in writing expressly approved, consented to or requested, (B) the taking of any action expressly required by this Agreement or (C) the failure to take any action expressly prohibited by this Agreement; (ix) changes in Law or other legal or regulatory conditions (or the interpretation thereof); (x) changes in GAAP or other accounting standards (or the interpretation thereof); and (xi) any Proceeding asserted or commenced by or on behalf of any of the current or former stockholders or equityholders of GMRE or any Subsidiary of GMRE (or on behalf of GMRE or any Subsidiary of GMRE, but in any event only in their capacities as current or former stockholders or equityholders) arising out of this Agreement or the Internalization.

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“GMRE Releasees” has the meaning set forth in Section 6.6.

“Governmental Entity” means any court, administrative agency or commission or other multinational, federal, foreign, state, provincial, county, local or other governmental authority, organization, instrumentality, agency or commission, whether located in the United States or outside the United States.

“Hazardous Materials” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“IA Group” means Inter-American Group Holdings Inc., a Delaware corporation.

“IA Group Benefit Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each other benefit arrangement, including equity bonus, equity purchase, equity option, restricted equity, phantom equity, equity appreciation right or other equity or equity-based, incentive, deferred compensation, executive compensation, employment, consulting, retirement, supplemental unemployment, salary continuation, medical, dental, vision, life insurance, accident, disability, welfare benefit, cafeteria, bonus, incentive, commission, change in control, retention, severance, separation, vacation, paid time off, holiday or fringe benefit or other similar benefit or compensation plan, policy, program, Contract, arrangement or agreement, whether written or oral, that is sponsored, maintained or contributed to, or required to be contributed to, by any IA Group Company.

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“IA Group Common Stock” means the common stock, par value $0.001 per share, of IA Group.

“IA Group Companies” means IA Group and each of its Subsidiaries, including, for the avoidance of doubt, IAM.

“IA Group ERISA Affiliate” means any Person that, together with any IA Group Company, would be treated as a single employer under Code Section 414(b), (c), (m) or (o) or ERISA Section 4001(b)(1).

“IA Group Leases” has the meaning as set forth in Section 4.6(b).

“IA Group Leased Real Property” has the meaning as set forth in Section 4.6(b).

“IA Group Material Adverse Effect” means, with respect to the IA Group Companies, any Effect that has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, properties or results of operations of the IA Group Companies, taken as a whole, provided that, in no event shall any of the following Effects, alone or in combination, or any Effect to the extent any of the foregoing results from any of the following, be taken into account in determining whether there shall have occurred an IA Group Material Adverse Effect: (i) changes in general business, economic or political conditions in the United States or any other country or region in the world; (ii) conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, or changes therein, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) changes in conditions in the industries in which the IA Group Companies conduct business, including changes in conditions in the real estate industry generally or the healthcare industry generally; (iv) changes in political conditions in the United States or any other country or region in the world; (v) acts of hostilities, war, sabotage or terrorism, including cyber-terrorism (including any outbreak, escalation or general worsening of any such acts) in the United States or any other country or region in the world; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural or man-made disasters or acts of God or weather conditions in the United States or any other country or region in the world, or any escalation of the foregoing; (vii) the entry into or the announcement, pendency or performance of this Agreement or the Internalization or the consummation of the Internalization, including (A) the identity of GMRE and its Affiliates, (B) by reason of any communication by GMRE or any of its Affiliates regarding the plans or intentions of GMRE with respect to the conduct of the business of the IA Group Companies following the Closing, (C) the failure to obtain any Third Party consent in connection with the Internalization, and (D) the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, franchisors, managers, lenders, suppliers, tenants, vendors, business partners, employees or any other Persons; (viii) (A) any action taken, or failure to take action, in each case to which GMRE has in writing expressly approved, consented to or requested, (B) the taking of any action expressly required by this Agreement or (C) the failure to take any action expressly prohibited by this Agreement; (ix) changes in Law or other legal or regulatory conditions (or the interpretation thereof); (x) changes in GAAP or other accounting standards (or the interpretation thereof); and (xi) any Proceeding asserted or commenced by or on behalf of any of the current or former stockholders or equityholders of IA Group or any Subsidiary of IA Group (or on behalf of IA Group or any Subsidiary of IA Group, but in any event only in their capacities as current or former shareholders or equityholders) arising out of this Agreement or the Internalization.

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“IA Group Material Contract” has the meaning set forth in Section 4.8(b).

“IA Group Permits” has the meaning set forth in Section 4.9(a).

“IA Group Representative” means Jeffrey Busch.

“IA Group Third Party IP Rights” has the meaning set forth in Section 4.16(b)(iii).

“IA Group Transfer Right” means, with respect to IA Group or any IA Group Company, a buy/sell, put option, call option, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which IA Group or any IA Group Company, on the one hand, or another Person, on the other hand, could be required to purchase or sell the applicable equity interests of any Person or any real property.

“Indebtedness” means with respect to any Person, and without duplication, any (i) indebtedness or liability for borrowed money, (ii) indebtedness or liability evidenced by any note, bond, debenture or other debt security or negotiable instrument, (iii) liability or obligation for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise, (iv) commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness or liability guaranteed in any manner by such Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) indebtedness or liability that is secured by a Lien on such Person’s assets, (vii) net obligations of such Person in respect of interest rate, currency and other swaps, hedges or similar arrangements, and (viii) provided that, for clarification, Indebtedness shall not include “trade debt” or “trade payables.” Notwithstanding the foregoing, Indebtedness does not include any intercompany obligations between or among the IA Group Companies or GMRE, as applicable.

“Indemnified Party” has the meaning set forth in Section 7.5.

“Indemnity Amount” has the meaning set forth in Section 7.4(a).

“Independent Directors” has the meaning as defined in the Management Agreement.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (i) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (ii) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (iii) copyrights and rights in works of authorship (including rights in Software and databases), whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (iv) internet domain name registrations, whether or not Trademarks, and rights to use social media accounts and user names; (v) trade secrets and other rights in confidential or proprietary information, including know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, Software source code and algorithms and all rights therein; (vi) rights of publicity; and (vii) all other intellectual or industrial property and proprietary rights.

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“Interim Financial Statements” has the meaning set forth in Section 4.4(a).

“Internalization” has the meaning set forth in the Recitals.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “knowledge” or any other similar knowledge qualification in this Agreement means (i) with respect to GMRE, the actual knowledge after reasonable inquiry of the Chief Executive Officer, Chief Financial Officer, and General Counsel and Secretary of GMRE, (ii) with respect to the representations and warranties made by each of Zensun and Busch pursuant to Article III, the actual knowledge after reasonable inquiry of each of the executive officers of Zensun with respect to Zensun and the actual knowledge after reasonable inquiry of Busch with respect to Busch, (iii) with respect to the representations and warranties made by Zensun and Busch regarding the IA Group Companies set forth in Article IV, the actual knowledge after reasonable inquiry of the executive officers of Zensun and the executive officers of IA Group and IAM.

“Law” means any multi-national, federal, state, local or foreign or provincial law (including common law), statute, ordinance, rule, regulation or any Order.

“Liability” means, with respect to any Person, any liability, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Lien” means any security interest, community or other property interest, pledge, mortgage, option, lien (including environmental and tax liens), assessment, lease, charge, encumbrance, claim, preferential arrangement, condition, equitable interest, license, right-of-way, easement, encroachment, right of first refusal, buy/sell agreement or any other restriction of any kind, including any restriction or covenant with respect to, or condition governing, the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

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“Losses” means any damages, losses, charges, diminution in value, Liabilities, Proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, fines, interest and costs and expenses (including out of pocket disbursements and expenses of investigations, enforcement and collection and reasonable attorneys’ fees and accountants’ fees).

“LTIP Units” has the meaning set forth in the Agreement of Limited Partnership of Global Medical REIT OP, L.P., a Delaware limited partnership.

“Management Agreement” has the meaning set forth in the Recitals.

“Material IA Group Lease” means any lease, sublease or occupancy agreement of real property under which any of the IA Group Companies is the tenant or subtenant or serves in a similar capacity other than agreements exclusively among the IA Group Companies.

“Order” means any order, judgment, injunction, award, stipulation, decree or writ of, or handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Organizational Documents” means, with respect to any Entity, (i) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended and in effect on the date hereof, (ii) if such Entity is a limited liability company, such Entity’s certificate or articles of formation or organization and limited liability company agreement or operating agreement, as amended and in effect on the date hereof, (iii) if such Entity is a trust, such Entity’s declaration of trust, by-laws and similar organizational documents, as amended and in effect on the date hereof, and (iv) if such Entity is a limited partnership, such Entity’s certificate of limited partnership, limited partnership agreement and similar organizational documents, as amended and in effect on the date hereof.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Percentage Ownership Interests” means, in the case of Zensun, 85% and, in the case of Busch, 15%.

“Permit” has the meaning set forth in Section 4.9(a).

“Permitted Liabilities” has the meaning set forth in Section 2.2.

“Person” means an individual or any Entity.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date.

“Pre-Closing Transactions” means the following transactions, each of which the Sellers have agreed to consummate, or cause the IA Group Companies to consummate, prior to the Closing:

(a)          Terminate, or assign to a party other than IA Group or any Subsidiary of IA Group, the external management agreement between IAM and American Housing REIT, Inc.; provided, however, that in the event of any assignment of such agreement, the assignee shall assume, and shall agree to indemnify and hold harmless IAM and its Affiliates against, all Liabilities of IAM under or relating to such agreement and existing on or arising any time prior to such assignment;

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(b)          Pay-off, discharge and settle in all respects all obligations of IAM under Indebtedness to Zensun or any other outstanding Indebtedness or obligation of IAM to any other Person; and

(c)          Distribute to the Sellers all current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, of the IA Group Companies.

“Proceeding” means any lawsuit, civil, criminal, regulatory, administrative or other action, claim, complaint, hearing, demand, arbitration, inquiry, subpoena, investigation or other proceeding or any similar proceeding by or before a Governmental Entity.

“Registered IA Group Intellectual Property Assets” means has the meaning set forth in Section 4.16.

“Representatives” with respect to a Person means such Person’s directors, managers, trustees, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors.

“Restricted Business” has the meaning as set forth in Section 6.7(a).

“Restricted Party” has the meaning as set forth in Section 6.7(a).

“Restricted Period” has the meaning as set forth in Section 6.7(a).

“SEC” means the United States Securities and Exchange Commission.

“Second Quarter Management Fees and Expenses” means the management fees payable by GMRE to IAM, and the expenses of IAM reimbursable by GMRE, for the period ended on June 30, 2020, pursuant to the Management Agreement.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” means the disclosure schedules provided by the Sellers to GMRE, which are attached to and made a part of this Agreement.

“Seller Fundamental Representations” means the representations set forth in Section 3.1 (Organization and Qualification of Zensun), Section 3.2 (Due Authorization; Approvals of Zensun), Section 3.3 (Due Execution by Busch), Section 3.7 (Ownership of Shares) Section 4.1 (Corporate Organization), Section 4.2 (Organizational Documents), Section 4.3 (Capitalization), Section 4.13 (Tax Matters), Section 4.18 (Authority; Binding Nature of Agreement), Section 4.21 (No Undisclosed Liabilities); and Section 4.22 (Pre-Closing Transactions).

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“Seller Indemnified Parties” has the meaning as set forth in Section 7.3.

“Seller Taxes” means any Taxes imposed on or with respect to any IA Group Company for any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 6.8(b)), regardless of investigation or any knowledge acquired (or capable of being acquired) by the GMRE Indemnified Parties at any time (whether before or after the date hereof) with respect thereto, including (a) any Taxes resulting from any transfer of assets or interests pursuant to the Internalization occurring prior to the Closing, and (b) any Liability for such Taxes that becomes a Liability of GMRE under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law; provided, that no such Tax will constitute a Seller Tax to the extent such Tax was included as a current liability in the determination of Closing Working Capital.

“Shares” has the meaning set forth in Section 2.1.

“Software” means all computer programs (whether in source code, object code or other form), including algorithms, databases, compilations, modules, libraries or other components, and all internal technical documentation relating thereto.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subject Material” has the meaning set forth in Section 7.5(c).

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly, through one or more Subsidiaries, (a) owns, directly or indirectly, at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venture partner, agent or otherwise.

“Surrender” means, when used with reference to a Share, the proper completion of all procedures necessary to effect the transfer of such Share in accordance with the terms of this Agreement.

“Tax” or “Taxes” means all multinational, federal, state, provincial, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, backup withholding, duties, intangibles, franchise, and other taxes, charges, fees, levies or like assessments together with all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not, and any liability for the payment of any amounts of the type described in clause (i) as the result of the operation of Law or any express or implied obligation to indemnify any other Person for any Tax.

“Tax Proceeding” has the meaning set forth in Section 6.8(c).

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“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Taxing Authority.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity responsible for the administration or collection of such Tax.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the IA Group Companies, the Sellers, GMRE or any Affiliates of any of the foregoing.

“Third Party Claim” any threatened or actual Proceeding, brought or initiated by a Person that is not a GMRE Indemnified Party or IA Group Indemnified Party.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means any fees or expenses payable, or any Liabilities of or Loss incurred by, the IA Group Companies, the Sellers or any of their respective Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Internalization, related employment matters and the transactions contemplated hereby, including fees and expenses of counsel, accountants, consultants, financial advisors and others.

“Treasury Regulations” means the United States Tax regulations promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding United States Tax regulations).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations and mass layoffs.

Article II
PURCHASE AND SALE

Section 2.1            Sale of Shares. On the terms and subject to the conditions contained in this Agreement, each of the Sellers hereby sells, transfers, conveys, assigns and delivers to GMRE, and GMRE hereby purchases, acquires and accepts from each of Sellers, all of the shares of IA Group Common Stock owned by each Seller (the “Shares”), in each case free and clear of all Liens, in exchange for the payment at the Closing by GMRE to each Seller in immediately available funds of such Seller’s proportionate share of the aggregate Consideration, based on the Percentage Ownership Interests of the Sellers in the Shares.

Section 2.2            Agreement Regarding Liabilities. In connection with GMRE’s purchase of the Shares, notwithstanding anything to the contrary contained herein or by operation of Law or otherwise, GMRE shall assume and shall pay, perform and discharge only those Liabilities of IA Group and its Subsidiaries that are set forth in Section 2.2 of the Seller Disclosure Schedule (collectively, the “Permitted Liabilities”). Notwithstanding any other provision in this Agreement to the contrary, GMRE shall not assume and shall not be responsible to pay, perform or discharge any Excluded Liabilities.

Section 2.3            Closing Working Capital Calculation. On the Business Day immediately preceding the Closing Date, IA Group delivered to GMRE the final Closing Date Balance Sheet attached hereto as Exhibit A and the calculation of the Closing Working Capital attached hereto as Exhibit B.

Section 2.4            Closing.

(a)            The closing (the “Closing”) of the transaction contemplated by Section 2.1 shall take place concurrently with the execution and delivery of this Agreement by electronic exchange of documents and signatures or as may be otherwise mutually agreed upon in writing by GMRE and IA Group.

(b)           At the Closing, each Seller is executing and delivering to GMRE certificates (the “Certificates”) representing all of the issued and outstanding Shares owned by such Seller, duly endorsed with duly executed stock transfer powers attached, or, in the case of any lost, stolen or destroyed Certificates with respect to any Shares, a duly executed affidavit of lost Certificate in form and substance acceptable to GMRE with respect to such Shares, sufficient to transfer to GMRE ownership of all of the Shares free and clear of all Liens (other than transfer restrictions pursuant to applicable Law relating to securities).

(c)            At the Closing, IA Group is delivering a certificate duly executed by IA Group to the effect that IA Group is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” and, accordingly, the Shares are not U.S. real property interests, which meets the requirements of Treasury Regulations Section 1.1445-2(c)(3). As of the Closing, the Sellers shall cease to have any rights in respect of the Shares, other than the right to receive the consideration as described in this Article II, payable, in each case, at the times and subject to the terms provided for herein or elsewhere in this Agreement.

(d)           At the Closing, GMRE is delivering to IA Group (i) a certificate signed on behalf of GMRE, certifying that the resolutions of the GMRE Board authorizing the Internalization and each of the other agreements and transactions contemplated hereunder are true, correct and complete in all respects, and (ii) the Employment Agreements, duly executed upon Closing by IAM, as a Subsidiary of GMRE.

(e)            At the Closing, GMRE is paying to each Seller an amount in cash equal to such Seller’s proportionate share of the Closing Date Payment, based on the Percentage Ownership Interests of the Sellers in the Shares, by wire transfer of immediately available funds to the account of such Seller as designated by such Seller to GMRE prior to the Closing Date.

(f)            At the Closing, GMRE, the Sellers and the Escrow Agent are executing and delivering the Escrow Agreement and, pursuant to the Escrow Agreement, Sellers are depositing into the Escrow Account (i) with respect to Zensun, 132,353 shares of GMRE Common Stock, and (ii) with respect to Busch, 23,356 vested LTIP Units (such LTIP Units and shares of GMRE Common Stock together, the “Escrowed Shares”), together with applicable stock powers to be held in the Escrow Account to satisfy any indemnity claims against the Sellers pursuant to Section 7.2; provided, that the Sellers shall have the option to satisfy any such indemnity claims by means of a payment of cash to the GMRE Indemnified Party instead of release of any Escrowed Shares remaining in the Escrow Account in accordance with Section 7.4(b).

Section 2.5           Withholding Rights. GMRE and its Representatives shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or deemed paid for Tax purposes such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law; provided that such withholding party shall notify the party that would otherwise receive such withheld amount of its determination that withholding is required as soon as reasonably possible after such determination is made, and the relevant parties shall cooperate in good faith to minimize to the extent permitted under applicable Law the amount of any such withholding (including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any withholding). To the extent that amounts are so withheld and deducted pursuant to this Section 2.5, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. The Person that withholds any such amount shall pay the withheld amount to the appropriate Taxing Authority in the time and manner required by applicable Law, as well as issue to the related Persons such forms or reports as may be required by applicable Law.

Section 2.6            Intended Tax Treatment. For U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), all parties agree to treat the transactions contemplated by this Agreement as a taxable sale of all of the stock of IA Group to GMRE in a qualified stock purchase under Section 338 of the Code, followed by the liquidation of IA Group into GMRE under Section 332 of the Code, whereby IA Group becomes a qualified REIT subsidiary of GMRE under Section 856(i) of the Code.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING ZENSUN AND BUSCH

Section 3.1            Organization and Qualification of Zensun. Zensun represents and warrants to GMRE that Zensun: (i) is a duly formed company validly existing and in good standing under the Laws of Hong Kong and (ii) has the requisite company power and authority to carry on its business as now being conducted. Zensun has the requisite company power and authority to execute, deliver and perform its obligations under this Agreement. Zensun is not in default under any provision of its organizational documents.

Section 3.2            Due Authorization; Approvals of Zensun. Zensun represents and warrants to GMRE that: (i) the execution and delivery of this Agreement, and the performance by Zensun of the transactions contemplated to be performed by it, have been approved by all necessary company action or other proceedings on the part of Zensun, and (ii) this Agreement has been duly executed and delivered by an authorized person on behalf of Zensun and constitutes the legal, valid and binding agreement of Zensun enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity (collectively, the “Bankruptcy and Equitable Exceptions”).

Section 3.3            Due Execution by Busch. Busch represents and warrants to GMRE that this Agreement has been duly executed and delivered by Busch and constitutes the legal, valid and binding agreement of Busch enforceable against him in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.

Section 3.4            No Conflict; Legal Compliance.

(a)            Zensun represents and warrants to GMRE that (i) neither the execution, delivery, nor performance of this Agreement by Zensun, nor any action or omission on the part of Zensun required pursuant hereto, nor the consummation of the Internalization will (A) result in a breach or violation of, or constitute a default under, any Law applicable to Zensun, (B) result in a breach of any term or provision of the organizational documents of Zensun or (C) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement, instrument or other material document to which Zensun is a party or by which any of Zensun’s properties are bound, or give any Person the right to challenge any such transaction, to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Law, except in the case of (A) or (C), as would not reasonably be expected to result in an IA Group Material Adverse Effect; and (ii)  Zensun is not, nor will be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement that has not already been given or obtained.

(b)           Busch represents and warrants to GMRE that (i) neither the execution, delivery, nor performance of this Agreement by Busch, nor any action or omission on the part of Busch required pursuant hereto, nor the consummation of the Internalization will (A) result in a breach or violation of, or constitute a default under, any Law applicable to Busch, or (B) result in or constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement, instrument or other material document to which Busch is a party or by which any of Busch’s properties are bound, or give any Person the right to challenge any such transaction, to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Law, except as would not reasonably be expected to result in an IA Group Material Adverse Effect; and (ii) Busch is not, nor will be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement that has not already been given or obtained.

Section 3.5            Litigation and Default.

(a)           Zensun represents and warrants to GMRE that (i) Zensun has not been served with notice of any Proceeding related to any of the IA Group Companies or GMRE; and (ii) no material Proceeding has been threatened in writing or, to the Knowledge of Zensun, orally against Zensun related to any of the IA Group Companies or GMRE.

(b)           Busch represents and warrants to GMRE that (i) Busch has not been served with notice of any Proceeding related to any of the IA Group Companies or GMRE; and (ii) no material Proceeding has been threatened in writing or, to the Knowledge of Busch, orally against Busch related to any of the IA Group Companies or GMRE.

Section 3.6           Insolvency.

(a)           Zensun represents and warrants to GMRE that Zensun is not subject to: (i) a general assignment for the benefit of creditors; (ii) a voluntary petition in bankruptcy or an involuntary petition by its creditors; (iii) the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) the attachment or other judicial seizure of all, or substantially all, of its assets; (v) an admission in writing of its inability to pay its debts as they come due; or (vi) an offer of settlement, extension or composition to its creditors generally.

(b)           Busch represents and warrants to GMRE that Busch is not subject to: (i) a general assignment for the benefit of creditors; (ii) a voluntary petition in bankruptcy or an involuntary petition by his creditors; (iii) the appointment of a receiver to take possession of all, or substantially all, of his assets; (iv) the attachment or other judicial seizure of all, or substantially all, of his assets; (v) an admission in writing of his inability to pay his debts as they come due; or (vi) an offer of settlement, extension or composition to his creditors generally.

Section 3.7           Ownership of Shares.

(a)           Zensun represents and warrants to GMRE that Zensun owns 850 Shares free and clear of any Liens and other restrictions.

(b)           Busch represents and warrants to GMRE that Busch owns 150 Shares free and clear of any Liens and other restrictions.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING
THE SELLERS AND IA GROUP COMPANIES

The Sellers, jointly and severally, hereby represent and warrant to GMRE as of the date of this Agreement or as of such other date or period specified in this Article IV, as follows:

Section 4.1           Corporate Organization.

(a)           IA Group is a corporation that is duly incorporated or organized, validly existing and in good standing under the Laws of the State of Delaware, has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and is duly qualified or licensed to do business as a foreign Entity and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), where the failure to be so qualified or licensed would not reasonably be expected to have an IA Group Material Adverse Effect.

(b)           Each Subsidiary of IA Group is listed in Section 4.1(b) of the Seller Disclosure Schedule, including the name and jurisdiction of organization or incorporation of, and ownership interests in, such Subsidiary. IA Group owns all of the equity interests in each of its Subsidiaries free and clear of any Liens or other restrictions.

Section 4.2           Organizational Documents. IA Group has made available to GMRE accurate and complete copies of the Organizational Documents of IA Group and each Subsidiary of IA Group, each as amended to date, and each as so provided was duly adopted and is in full force and effect. Neither IA Group nor any of its Subsidiaries, as applicable, is in violation of any of the provisions of its Organizational Documents. As of any date following the date hereof, notwithstanding anything in this Agreement to the contrary, neither IA Group nor any of its Subsidiaries is subject to: (i) a general assignment for the benefit of creditors; (ii) a voluntary petition in bankruptcy or an involuntary petition by its creditors; (iii) the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) the attachment or other judicial seizure of all, or substantially all, of its assets; (v) an admission in writing of its inability to pay its debts as they come due; or (vi) an offer of settlement, extension or composition to its creditors generally.

Section 4.3           Capitalization.

(a)           The authorized shares of IA Group capital stock consists of 1,000,000 shares of IA Group Common Stock, of which 1,000 are issued and outstanding, comprising all of the Shares. Other than the Shares, there are no shares of IA Group capital stock issued or outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. None of IA Group’s Subsidiaries owns any Shares and no party other than the Sellers owns any Shares.

(b)           (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding Shares is subject to any right of first refusal; and (iii) there is no Contract to which any of the Sellers is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any of the Shares. None of the Sellers is under any obligation, nor is any of the Sellers bound by any Contract, pursuant to which it will become obligated to repurchase, redeem or otherwise acquire any outstanding Shares or other securities of any IA Group Company.

(c)           There is no Indebtedness of the Sellers issued and outstanding under which the lender or creditor has the right to vote (or that is convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of IA Group may vote.

(d)           Zensun owns 850 Shares of IA Group, free and clear of any Liens and restrictions other than transfer and other restrictions under applicable federal securities Laws and Blue Sky Laws, and all of such outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable (as applicable) and free of preemptive rights. Busch owns 150 Shares of IA Group, free and clear of any Liens and restrictions other than transfer and other restrictions under applicable federal securities Laws and Blue Sky Laws, and all of such outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable (as applicable) and free of preemptive rights. Other than the Shares, there are no other securities of IA Group outstanding.

(e)           All dividends or other distributions on the Shares and any dividends or other distributions on any securities of any of IA Group’s Subsidiaries that have been authorized or declared prior to the date hereof have been paid in full.

(f)            There is no outstanding Indebtedness for borrowed money of IA Group and its Subsidiaries, other than as set forth in Section 4.3(f) of the Seller Disclosure Schedule.

Section 4.4            Financial Matters; Closing Working Capital.

(a)           Section 4.4(a) of the Seller Disclosure Schedule sets forth (i) IA Group’s unaudited consolidated financial statements consisting of the balance sheet as of December 31, 2019, together with the related unaudited consolidated statements of income and retained earnings, shareholder’s equity and cash flow for the year then ended (the “Annual Financial Statements”) and (ii) IA Group’s unaudited consolidated financial statements consisting of the Closing Date Balance Sheet, together with the related unaudited consolidated statements of income and retained earnings and shareholder’s equity for the three and six months then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The Financial Statements (A) fairly present the financial condition and the results of operations of IA Group as of the dates thereof and for the periods then ending, and (B) have been prepared from information contained in the books and records of IA Group on a consistent basis throughout the periods covered by such statements. IA Group has not received any complaint, allegation, assertion or claim of any material inadequacy in IA Group’s internal accounting controls or the accuracy of the Financial Statements and, to the Knowledge of IA Group, there is no basis for any such complaint, allegation, assertion or claim.

(b)           All accounts payable of IA Group arose in the ordinary course of business and are current in accordance with their terms.

(c)           The Closing Working Capital as set forth on Exhibit B hereto accurately and correctly reflects all Current Assets and Current Liabilities of the IA Group Companies as of June 30, 2020, and there has been no reduction in the Current Assets or increase in the Current Liabilities of the IA Group Companies since June 30, 2020.

Section 4.5           Absence of Certain Changes. Since December 31, 2019 through the date hereof (i) the IA Group Companies have conducted their businesses in all material respects in the ordinary course consistent with past practice, (ii) since and through such dates, there has not been any Effect that has had or would, individually or in the aggregate, reasonably be expected to have, an IA Group Material Adverse Effect and (iii) there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any IA Group Common Stock, other than as contemplated by the Pre-Closing Transactions.

Section 4.6           Properties.

(a)           Other than as set forth in Section 4.6(a) of the Seller Disclosure Schedule, the IA Group Companies (i) do not currently own any real property or hold any leasehold interest in any ground lease (or sublease), (ii) have never owned any real property or held a leasehold interest in any ground lease (or sublease), and (iii) will not as of the Closing, Date own any real property or hold a leasehold interest in any ground lease (or sublease).

(b)           Section 4.6(b) of the Seller Disclosure Schedule sets forth a list of the common street address for all real property in which an IA Group Company holds a leasehold interest (the “IA Group Leased Real Property”) and a description of the applicable lease (or sublease) agreement, including each amendment or guaranty related thereto (individually, an “IA Group Lease” and collectively, “IA Group Leases”) and the applicable IA Group Company holding such leasehold interest. The IA Group Companies hold a good and valid leasehold interest in the IA Group Leased Real Property free and clear of all Liens. Accurate and complete copies of the IA Group Leases have been made available to GMRE.

(c)           The IA Group Companies have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property held or used by them at the IA Group Leased Real Property, free and clear of all Liens.

(d)           (i) no IA Group Company has exercised any IA Group Transfer Right with respect to any real property or Person, which transaction has not yet been consummated and (ii) no Third Party has exercised in writing any IA Group Transfer Right with respect to any IA Group Subsidiary, which transaction has not yet been consummated.

Section 4.7           Environmental Matters. Except for such matters that individually or in the aggregate would not reasonably be expected to have an IA Group Material Adverse Effect (i) each of the IA Group Companies is in compliance with all Environmental Laws and possesses and is in compliance with all applicable Environmental Permits; (ii) there are no Environmental Claims pending or, to the Knowledge of IA Group, threatened in writing against any of the IA Group Companies; (iii) none of the IA Group Companies has received any written claim or written notice of violation from any Governmental Entity or any other Person alleging that such IA Group Company is in violation of, or liable under, any Environmental Law, the subject of which remains unresolved (or resolved with any remaining obligations), and no such claim or notice has been threatened in writing in violation of any Environmental Law; and (iv) (A) none of the IA Group Companies has released any Hazardous Materials at any location, (B) there has been no release of any Hazardous Materials in violation of any Environmental Law and Hazardous Materials are not otherwise present at any IA Group Leased Real Property, in each case, in an amount or manner that would reasonably be expected to result in an Environmental Claim against or liability of any of any IA Group Company, and (C) there has been no generation, use, handling, storage or disposal of any Hazardous Materials by IA Group Companies in violation of any Environmental Law at any property currently owned or operated by, or premises leased or occupied by, any IA Group Company during the period of the ownership, operation, lease or occupancy. All environmental reports, assessments, manifests and audits in the possession or reasonable control of the IA Group Companies, in each case containing information that would reasonably be expected to be material to the IA Group Companies, taken as a whole, have been made available to GMRE.

Section 4.8           Material Contracts.

(a)           Section 4.8(a) of the Seller Disclosure Schedule contains a complete list, except for this Agreement, as of the date hereof, of each Contract (or the accurate description of principal terms in the case of oral Contracts), including all amendments, supplements and side letters thereto that modify each such Contract in any material respect, to which any of the IA Group Companies is a party to or by which it is bound or to which any of their respective assets is subject (other than any of the foregoing solely between IA Group and any of the wholly-owned IA Group Companies or solely between any wholly-owned IA Group Companies) that:

(i)           is a limited liability company agreement, partnership agreement or joint venture agreement or similar Contract or Material IA Group Lease;

(ii)          evidences Indebtedness for borrowed money of any of the IA Group Companies, whether unsecured or secured;

(iii)         provides for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of, or ground lease, by merger, purchase or sale of assets or stock or otherwise, any real property;

(iv)         contains a put, call or similar right pursuant to which any of the IA Group Companies could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(v)          (A) requires any of the IA Group Companies to provide any funds to or make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) any other IA Group Company or any other Person or (B) evidences a loan (whether secured or unsecured) made to any other Person;

(vi)         relates to the settlement (or proposed settlement) of any pending or threatened Proceeding;

(vii)        would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act; or

(viii)       except to the extent such Contract is described in the clauses above is an IA Group Benefit Plan or is terminable at no cost by the IA Group Companies within 180 days, each Contract that provides for (A) aggregate payments by, or other consideration from, any of the IA Group Companies of more than $5,000 over the remaining term of such Contract or (B) annual aggregate payments by, or other consideration from, any of the IA Group Companies of more than $10,000.

(b)           Each Contract, arrangement, commitment or understanding of the type described above in Section 4.8(a) is referred to herein as an “IA Group Material Contract”. IA Group has made available to GMRE true and complete copies of all IA Group Material Contracts as of the date hereof, including amendments and supplements thereto. As of the date hereof, all of the IA Group Material Contracts are valid and binding on the IA Group Companies, as the case may be, and, to the Knowledge of the IA Group, each other party thereto, as applicable, and are in full force and effect, except as may be limited by the Bankruptcy and Equitable Exceptions. No IA Group Company has, and to the Knowledge of the IA Group, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any IA Group Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in an IA Group Material Adverse Effect and, as of the date hereof, no IA Group Company has received written notice of any of the foregoing (whether material or not).

Section 4.9            Permits; Compliance

(a)           Each of the IA Group Companies is in possession of all franchises, authorizations, licenses, permits, certificates, variances, exemptions, approvals, Orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the IA Group Companies to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “IA Group Permits”), and all such IA Group Permits are in full force and effect, in each case except where the failure to have, or the failure to be in full force and effect of, any IA Group Permits would not, individually or in the aggregate, reasonably be expected to have an IA Group Material Adverse Effect. No suspension or cancellation of any IA Group Permits is pending or, to the Knowledge of IA Group, threatened and no such suspension or cancellation will result from the Internalization.

(b)           Each of the IA Group Companies is in compliance with all Laws applicable to its businesses, except where the failure to comply with such Laws would not, individually or in the aggregate, reasonably be expected to have an IA Group Material Adverse Effect. No investigation by any Governmental Entity with respect to IA Group or any of the IA Group Companies is pending, except for such investigations the outcomes of which, individually or in the aggregate, would not reasonably be expected to have an IA Group Material Adverse Effect. None of the IA Group Companies has, during the one-year period prior to the date hereof: (i) received any written notice from any Governmental Entity regarding any violation by the IA Group Companies of any Law; or (ii) provided any written notice to any Governmental Entity regarding any violation by any of the IA Group Companies of any Law, which notice in either case remains outstanding or unresolved as of the date hereof.

(c)           Neither the IA Group Companies nor, to IA Group’s Knowledge, any trustee, director, officer or employee of any of the IA Group Companies, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, or (iii) taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

Section 4.10         Business IT Systems. All Business IT Systems are in good working condition and are sufficient for the operation of the business of the IA Group Companies as currently conducted. In the past three (3) years, there has been no malfunction, failure or impairment of the Business IT Systems that has resulted or is reasonably likely to result in an IA Group Material Adverse Effect. IA Group has taken commercially reasonable steps designed to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining commercially reasonable backup, disaster recovery, and software and hardware support arrangements.

Section 4.11         Data Security. The IA Group Companies have complied with applicable Law and the IA Group Companies’ publicly posted policies, notices, and statements concerning the IA Group Companies’ collection, use, processing, storage, transfer, and security of personal information in the conduct of the businesses of the IA Group Companies. In the past three (3) years, the IA Group Companies have not, to Knowledge of IA Group, (i) experienced any security breach (as defined by Law) involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other action by any Governmental Entity or other Person concerning any IA Group Company’s collection, use, processing, storage, transfer, or protection of personal information or violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the business of the IA Group Companies, and to the Knowledge of IA Group, there are no facts or circumstances that could reasonably be expected to give rise to any such action.

Section 4.12         Proceedings; Orders.

(a)           There is no Proceeding pending (or, to the Knowledge of IA Group, threatened) against any of the IA Group Companies that, individually or in the aggregate, would reasonably be expected to have an IA Group Material Adverse Effect.

(b)           Section 4.12(b) of the Seller Disclosure Schedule lists each Loss or Proceeding Known to the IA Group Companies as to which IAM is entitled to be indemnified in accordance with the indemnification provisions of the Management Agreement in effect immediately prior to the Closing.

(c)           There is no material Order, specific to any of the IA Group Companies under which any of them is subject to ongoing obligations that, individually or in the aggregate, would reasonably be expected to have an IA Group Material Adverse Effect.

(d)           There is no pending or, to the Knowledge of IA Group, threatened investigation by any Governmental Entity with respect to any of the IA Group Companies that would, individually or in the aggregate, reasonably be expected to have an IA Group Material Adverse Effect.

(e)           As of the date of this Agreement, there is no Proceeding pending (or, to the Knowledge of IA Group, threatened) against any of the IA Group Companies seeking to prevent, hinder, modify, delay or challenge the Internalization.

Section 4.13         Tax Matters.

(a)           Each of the IA Group Companies has timely filed (or had filed on their behalf) all Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity), and all such filed Tax Returns are correct, complete and accurate in all material respects. All material Taxes payable by or on behalf of each of the IA Group Companies (whether or not shown on a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. No power of attorney with respect to any Tax matter is currently in force. There are no Liens on the assets of any of the IA Group Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           Each of the IA Group Companies: (i) is not currently the subject of any audits, examinations, investigations or other proceedings in respect of any Tax or Tax matter by any Governmental Entity; (ii) has not received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending; (iii) has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; (iv) has not received a request for waiver of the time to assess any Taxes, which request is still pending; (v) is not contesting any liability for Taxes before any Governmental Entity; (vi) to the Knowledge of the IA Group, is not subject to a claim or deficiency for any Tax which has not been satisfied by payment, settled or been withdrawn; (vii) to the Knowledge of the IA Group, is not subject to a claim by a Governmental Entity in a jurisdiction where such IA Group Company does not file Tax Returns that such IA Group Company is or may be subject to taxation by that jurisdiction; (viii) has no outstanding requests for any Tax ruling from any Governmental Entity and has not received a Tax ruling; and (ix) is not the subject of a “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or foreign Tax Law).

(c)           Each of the IA Group Companies: (i) has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes; (ii) has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate Governmental Entity all amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws; (iii) has in all respects properly completed and timely filed all IRS Forms W-2 and 1099 required thereof; and (iv) has collected and remitted to the appropriate Governmental Entity all sales and use Taxes, or has been furnished properly completed exemption certificates and has in all respects maintained all such records and supporting documents in a manner required by all applicable sales and use Tax statutes and regulations.

(d)           IA Group has made available to GMRE correct and complete copies of (i) all U.S. federal and other income Tax Returns of IA Group relating to the taxable periods ending since IA Group’s taxable year ended December 31, 2014 and (ii) any audit report issued within the last four (4) years relating to any Taxes due from or with respect to IA Group or any IA Group Subsidiaries.

(e)           None of the IA Group Companies is, or will be, as a result of the Internalization, required to include amounts in income, or exclude items of deduction (in either case for Tax purposes), for any Tax period as a result of (i) a change in method of Tax accounting or period; (ii) an installment sale or “open transaction” disposition; (iii) a prepaid amount received, accrued, or paid; (iv) deferred income or gain; (v) Section 481 of the Code, or, in the case of each of the foregoing, any corresponding or similar provision of state, local, or non-U.S. Law; (vi) the recapture of any tax credit or other special tax benefit; or (vii) the use of any special accounting method (such as the long-term method for accounting for long-term contracts). None of the IA Group Companies has pending a transaction under Section 1031 or 1033 of the Code or other tax-deferral transactions for which deferral will not be available as a result of the Internalization.

(f)            None of the IA Group Companies nor any other Person on behalf of the IA Group Companies has requested any extension of time within which to file any income Tax Return, which income Tax Return has since not been filed.

(g)           None of the IA Group Companies is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement, other than any provisions in commercial contracts not primarily relating to Taxes.

(h)           None of the IA Group Companies has participated in any “reportable transaction” (within the meaning of Section 1.6011-4(b) of the Treasury Regulations).

(i)            In the past two (2) years, none of the IA Group Companies has been a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(j)            None of the IA Group Companies (i) is or has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than another IA Group Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(k)           Assuming completion of the Pre-Closing Transactions, IA Group does not have any current or accumulated “earnings and profits” for U.S. federal income tax purposes which would constitute “earnings and profits accumulated in any non-REIT year” (determined for purposes of Section 857(a)(2)(B) of the Code).

(l)            No IA Group Company that is not a domestic corporation has ever been treated as other than a partnership or disregarded entity for U.S. federal income tax purposes or has ever made an election on IRS Form 8832 with respect to its classification for U.S. federal income tax purposes.

Section 4.14         Employee Benefit Plans.

(a)           Section 4.14(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each IA Group Benefit Plan.

(b)           With respect to each IA Group Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been furnished or made available to GMRE: (i) the most recent plan documents and all amendments thereto and all related trust agreements or documentation pertaining to other funding vehicles (or, to the extent no such plan documents exist, a written summary of all material terms); (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent IRS determination or opinion letter issued with respect to each IA Group Benefit Plan intended to be qualified under Section 401(a) of the Code; (iv) the most recent financial statements and actuarial valuations, if applicable; and (v) all material correspondence regarding the IA Group Benefit Plan with any Governmental Entity.

(c)           None of the IA Group Companies nor any IA Group ERISA Affiliate maintains, sponsors, contributes to or is required to contribute to (and such entities have not, in the past six (6) years, had an obligation to contribute to) and such entities do not have any Liability with respect to any (i) “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), or (v) plan, program, Contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code. None of the IA Group Companies has incurred any present or contingent liability under Title IV of ERISA, nor does any condition exist which would reasonably be expected to result in any such liability.

(d)           Each IA Group Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or is entitled to rely on an opinion or advisory letter from the IRS with respect to a pre-approved master and prototype or volume submitter plan and, to the Knowledge of IA Group, nothing has occurred that has would reasonably be expected to adversely affect the qualification of such IA Group Benefit Plan.

(e)           The IA Group Benefit Plans have been maintained, funded and administered in all material respects, in accordance with their terms and applicable Law, including ERISA and the Code. All required payments and/or contributions (including all employer contributions and employee salary reduction contributions) have either been made or have been accrued in accordance with the terms of the applicable IA Group Benefit Plan and applicable Law, including to any funds or trusts established thereunder or in connection therewith. There are no pending or, to the Knowledge of IA Group, threatened, suits, Proceedings, disputes, claims (other than routine claims for benefits), arbitrations, audits, investigations, administrative or other proceedings relating to any IA Group Benefit Plan (other than for benefits payable in the ordinary course of business).

(f)            None of the IA Group Companies has engaged in any “prohibited transaction” (as defined in Section 4975(c)(1)(A)-(D) of the Code or Section 406(a) of ERISA), which would reasonably be expected to subject any of the IA Group Benefit Plans or any of the IA Group Companies to any material Tax or penalty imposed pursuant to Section 4975 of the Code or Section 502 of ERISA.

(g)           No IA Group Benefit Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any employee or former employee of the IA Group Companies (or any dependent thereof) who resides outside of the United States.

(h)           Neither the Internalization nor entry into this Agreement (either alone or in connection with any other event) will (i) result in, or cause the acceleration of, vesting in, increase of or payment of, any benefits or compensation under any IA Group Benefit Plan, except as set forth in Section 4.14(h) of the Seller Disclosure Schedule, or (ii) result in any payment or benefit to any Person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code). Except as set forth in Section 4.14(h) of the Seller Disclosure Schedule, none of the IA Group Companies have any obligations to gross up, indemnify or otherwise reimburse any current or former employee, director, trustee or individual independent contractor of the IA Group Companies for any Taxes incurred by such individual, including, but not limited to, Taxes incurred under Sections 409A or 4999 of the Code, or any interest or penalty related thereto.

Section 4.15         Labor Matters.

(a)          Section 4.15(a) of the Seller Disclosure Schedule sets forth, for each Employee, his or her: (i) name, job title, employing entity, principal location of employment, original hire date, service date and bonus, if any, paid or payable for calendar years 2019 and 2020, and treatment by the IA Group Companies as exempt or non-exempt under the FLSA, (ii) accrued and unused vacation and other paid time off as of the last paydate immediately preceding the Closing Date, (iii) current annualized salary (or rate of pay) and other compensation (including bonus, additional forms of pay, profit-sharing, pension benefits and other compensation for which he or she is eligible in 2020), (iv) leave status (including type of leave, duration of leave and expected return date), and (v) details of any applicable visa or work permit.

(b)          As of the date hereof and at all times in the preceding three (3) years, the IA Group Companies are and have been in material compliance with all applicable Laws and Orders relating to labor or employment, including all such Laws and Orders regarding labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, FLSA compliance, recordkeeping, employee classification, non-discrimination, non-harassment, non-retaliation, employee benefits, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, collective bargaining, the payment of employee welfare and retirement benefits, and the full payment of all required social security contributions and Taxes. To the Knowledge of IA Group, each Employee is lawfully authorized to work in the United States. All wages, bonuses and other compensation, if any, due and payable as of the Closing Date to all present and former employees (including the Employees) and contractors of the IA Group Companies have been paid in full, or will be paid in full, to such employees and contractors prior to the Closing.

(c)           No IA Group Company is, or has been within the last five (5) years, party to or bound by any collective bargaining agreement or similar labor agreement with any labor union, trade union, works council, or similar representative of employees. The Employees are not represented by a labor union, trade union, works council or similar representative body in connection with such employment and there is not, to the Knowledge of IA Group, any attempt to organize any Employees (including any written demand for recognition or certification by any labor organization or group of Employees). There are no representation or certification proceedings or petitions seeking a representation proceeding presently filed with the National Labor Relations Board or any other labor relations tribunal or authority in respect of any Employees; to the Knowledge of IA Group, no such representation or certification proceeding or petition seeking a representation proceeding is threatened to be brought or filed. There is no, and in the preceding three (3) years there have been no, pending or threatened strike, slowdown, walkout, picketing, work stoppage or other material labor dispute by any employees of any of the IA Group Companies.

(d)           There is no pending, or to the Knowledge of IA Group, threatened Proceeding against or concerning any IA Group Company by or in respect of any Employee or any former employee or current or former contractor of any of the IA Group Companies.

(e)           To the Knowledge of IA Group, no Employee or former employee of the IA Group Companies is in violation of any material term of any non-disclosure agreement, non-competition agreement, non-solicitation agreement or any other restrictive covenant agreement or obligation with a former employer relating to the right of any such employee to be employed by any of the IA Group Companies or to perform services for any of the IA Group Companies because of the nature of the business conducted by the IA Group Companies or to the use of trade secrets or proprietary information of others.

(f)            Within the past two (2) years, none of the IA Group Companies has implemented any plant closing or layoff of employees that (in either case) required notification under the WARN Act.

Section 4.16         Intellectual Property.

(a)           Section 4.16(a) of the Seller Disclosure Schedule sets forth a correct and complete list of all Patents, registered Trademarks and registered Copyrights that are owned by the IA Group Companies (“Registered IA Group Intellectual Property Assets”).

(b)           Except as would not, individually or in the aggregate, be reasonably likely to have an IA Group Material Adverse Effect:

(i)           one of the IA Group Companies exclusively owns the Registered IA Group Intellectual Property Assets, free and clear of all Liens;

(ii)          all Registered IA Group Intellectual Property Assets have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the Knowledge of IA Group, are valid and enforceable, except for issuances, registrations or applications that the applicable IA Group Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment;

(iii)         there are no pending or, to the Knowledge of IA Group, threatened claims in writing against any IA Group Company alleging that the operation of the business of any IA Group Company as currently conducted infringes the rights of any Person in or to any Intellectual Property assets (“IA Group Third Party IP Rights”) or that any of the Registered IA Group Intellectual Property Assets are invalid or unenforceable;

(iv)        to the Knowledge of IA Group, the operation of the business of the IA Group Companies as currently conducted does not infringe the rights of any Person in or to any IA Group Third Party IP Rights; and

(v)         to the Knowledge of IA Group, there is no infringement by any Person of any of the Registered IA Group Intellectual Property Assets.

Section 4.17          Insurance

(a)           Section 4.17(a) of the Seller Disclosure Schedule sets forth a complete and correct list of the material insurance policies held by, or for the benefit of the IA Group Companies and GMRE as of the date of this Agreement, and Sellers have provided to GMRE true and complete copies of all such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have an IA Group Material Adverse Effect or GMRE Material Adverse Effect, (i) all insurance policies maintained by the IA Group Companies are in full force and effect, (ii) all premiums due and payable thereon have been paid, and (iii) none of the IA Group Companies is in breach of or default under any of such insurance policies.

(b)           From January 1, 2017 through the date hereof, none of the IA Group Companies has received any written communication notifying any of the IA Group Companies of any (i) premature cancellation or invalidation of any material insurance policy held by any IA Group Company (except with respect to policies that have been replaced with similar policies), (ii) written refusal of any coverage or rejection of any material claim under any material insurance policy held by the IA Group Companies or (iii) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by the IA Group Companies. As of the date hereof, there is no pending material claim by any IA Group Company against any insurance carrier under any insurance policy held by any IA Group Company.

Section 4.18         Authority; Binding Nature of Agreement. No other corporate or other action on the part of IA Group or the Sellers is necessary to authorize the execution, delivery and performance by the Sellers of this Agreement.

Section 4.19         Brokers. Except for BTIG, LLC, there are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of the Sellers who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Internalization. IA Group has made available to GMRE true and complete copies of all Contracts between the Sellers and BTIG, LLC, relating to the Internalization, which agreements disclose all fees payable thereunder.

Section 4.20         Investment Company Act of 1940. None of the IA Group Companies is required to be registered as an investment company under the Investment Company Act of 1940.

Section 4.21          No Undisclosed Liabilities. There are no Liabilities or obligations of any of the IA Group Companies, whether accrued, contingent, absolute, or otherwise, other than those: (i) specifically reflected or reserved in the applicable Financial Statements or the notes thereto; (ii) incurred in the ordinary course of business subsequent to March 31, 2020; (iii) incurred in connection with, or in furtherance of, this Agreement; (iv) that have not had and would not be reasonably likely to have, individually or in the aggregate, an IA Group Material Adverse Effect; (v) under Contracts to which any of the IA Group Companies are a party and that have been entered into in the ordinary course of business or otherwise disclosed pursuant to this Agreement and under which such IA Group Company is currently not in default; and (vi) related to compliance with existing Laws, rules and regulations that are applicable to any of the IA Group Companies.

Section 4.22          Pre-Closing Transactions. The Sellers have completed, or caused the IA Group Companies to complete, all actions necessary to consummate each of the Pre-Closing Transactions, and all of the Pre-Closing Transactions have been consummated.

Article V
REPRESENTATIONS AND WARRANTIES OF GMRE

In each case except as disclosed in the forms, reports, schedules and statements required to be filed or furnished with the SEC under the Securities Act or the Exchange Act, respectively (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) and except where the failure of any such representations or warranties to be true and correct results from an action or inaction by an IA Group Company, GMRE hereby represents and warrants to each Seller as follows, as of the Closing Date (except as to any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time):

Section 5.1             Organization and Qualification.

(a)           GMRE (i) is a corporation that is duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of Maryland, (ii) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign Entity and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), where the failure to be so qualified or licensed would not reasonably be expected to have a GMRE Material Adverse Effect or has already been obtained.

(b)           GMRE has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Internalization. The execution and delivery of this Agreement has been duly authorized by GMRE, including by the number of Independent Directors required under the Management Agreement, and constitutes the legal, valid and binding agreement of GMRE enforceable against it in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions. The execution and delivery of this Agreement has been approved and no other corporate or other proceedings on the part of GMRE are necessary to authorize the execution and delivery by GMRE of this Agreement. Upon its execution and delivery by GMRE, this Agreement will be duly executed and delivered by GMRE and will constitute a valid and binding obligations of GMRE, enforceable against GMRE in accordance with their respective terms, subject to the Bankruptcy and Equitable Exceptions.

(c)            Except for Stifel, Nicolaus & Company, Incorporated, as financial advisor to the Special Committee (the “Special Committee Financial Advisor”), there are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of GMRE who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Internalization.

(d)           The execution and delivery of this Agreement and the Employment Agreements by GMRE and the consummation by GMRE of the Internalization will not: (i) cause a violation of any of the provisions of the Organizational Documents of GMRE; (ii) cause a violation by GMRE of any Law applicable to the business of GMRE; or (iii) require any consent, notice or approval under, violate, conflict with, result in any breach of, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, notification, cancellation, purchase or sale under or result in the triggering of any payment or creation of a Lien upon any of the respective properties or assets (including rights) of GMRE, pursuant to, any Contract to which GMRE is a party (or by which any of their respective properties or assets (including rights) are bound) or any GMRE Permit; except for, in the case of clauses (i) and (ii), violations and defaults that would not, individually or in the aggregate, reasonably be expected to have a GMRE Material Adverse Effect. GMRE is not required to make any filing with or to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the Employment Agreements by GMRE or the consummation by GMRE of the Internalization, except where the failure to make any such filing or obtain any such consent would not reasonably be expected to have a GMRE Material Adverse Effect.

Section 5.2            Opinion of the Financial Advisor. The Special Committee has received an opinion of the Special Committee Financial Advisor, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Consideration to be paid in the Internalization pursuant to this Agreement is fair, from a financial point of view, to GMRE. GMRE will make copies of such opinion available to the Sellers promptly following the receipt thereof by the Special Committee, for informational purposes only, and it is agreed and understood that such opinion may not be relied on by the Sellers.

Section 5.3            Financial Ability. As of the date hereof, GMRE will have sufficient funds, in the aggregate, to consummate the transactions contemplated by this Agreement, including the payment of the Consideration, and to satisfy all other costs and expenses of GMRE in connection herewith.

Article VI
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

Section 6.1            Further Assurances. Subject to the terms and conditions of this Agreement, the parties hereto agree that, from time to time after the Closing, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization and provide such materials and information and take such other actions as may be necessary to consummate and make effective the Internalization. Notwithstanding the foregoing, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

Section 6.2            Public Announcement. On the Closing Date, each of GMRE and Zensun shall issue a press release with respect to the consummation of the Internalization, each of which press releases shall be reasonably satisfactory to GMRE and the Sellers. Except (i) in any Proceeding with respect to a dispute between or among the parties regarding this Agreement or the Internalization or (ii) for any press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party in accordance with this Agreement, including in investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, neither GMRE nor any Seller shall, and they shall not permit any of their respective Affiliates to, issue any other press release or make any other public announcement concerning this Agreement or the Internalization (to the extent not previously issued or made in accordance with this Agreement) without the prior approval of the other parties, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, GMRE, on the one hand, and the Sellers, on the other hand, may, and they may permit their respective Affiliates to, provide ordinary course communications regarding this Agreement to existing equity holders, members, managers and investors of such Person, and to Representatives of such Persons, in each case, subject to customary confidentiality obligations.

Section 6.3            Regulatory Issues. Each party shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Internalization or with any recognized stock exchange. Such cooperation shall include each of the parties hereto: (i) providing, in the case of oral communications with a Governmental Entity or with any recognized stock exchange, advance notice of any such communication and, to the extent permitted by applicable Law, an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Entity or from any recognized stock exchange (including an additional request for information and documentary material), unless directed not to do so by the other party hereto. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

Section 6.4            Confidentiality. Each party hereto shall, and shall cause its Affiliates to, hold and treat in confidence all documents and information concerning the other parties hereto furnished in connection with the Internalization, and shall not reveal such information, or produce copies of any written information for, any Person outside its management group or its professional advisors (including lenders, prospective financing sources (including due diligence firms therefor), legal counsel and accountants) without the prior written consent of the other party who furnished such information, unless such party or its applicable Affiliate or Representative is compelled to disclose such information by judicial or administrative process or by any other requirements of Law, including for SEC reporting purposes. Notwithstanding the foregoing, a party’s obligations under this Section 6.4 shall not apply to any information or document that (i) is or becomes the subject of a subpoena or other legal process, (ii) is or becomes available to the public other than as a result of a disclosure by such party or its Affiliates in violation of this Agreement or other obligation of confidentiality under which such information may be withheld, or (iii) was obtained or is or becomes available to such party on a nonconfidential basis from a source other than the other parties or their respective Representatives and such source was not violating any confidentiality obligation in providing such information. Except as may be prohibited by Law, the parties shall seek appropriate protective orders or confidential treatment for the schedules to this Agreement in connection with any filing with or disclosure to any Governmental Authority. The parties’ obligations under this Section 6.4 shall survive the Closing for a period of three (3) years.

Section 6.5            Expenses. GMRE will pay all of its own (and of the Special Committee) costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses. GMRE will reimburse IA Group for its third party financial advisory and legal expenses in an aggregate amount not to exceed $200,000. All additional costs and expenses incurred by the Sellers in connection with this Agreement, including additional legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses shall be paid by the Sellers.

Section 6.6            Release. As a material inducement to GMRE to enter into this Agreement, effective as of the Closing, each Seller, on behalf of itself, and on behalf of its equity holders, Affiliates and Representatives, agrees not to sue and fully releases and discharges each IA Group Company and GMRE and its respective Affiliates (but excluding any Seller), Representatives (but excluding any Seller), assigns and successors (collectively, the “GMRE Releasees”) with respect to and from any and all Losses, Liens, Liabilities (including employment contracts and management fee arrangements), covenants or Proceedings, of whatever kind or nature in Law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which such Seller now owns or holds or has at any time owned or held against the GMRE Releasees; provided, that nothing in this Section 6.6 will be deemed to constitute a release by any Seller of any right to (A) enforce its rights under this Agreement or (B) assert any claim for indemnification arising under the Management Agreement. It is the intention of each Seller that such release be effective as a bar to each Proceeding hereinabove specified. In furtherance of this intention each Seller hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon it by the provisions of Law in connection with any such Proceeding and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any.

Section 6.7             Non-Competition; Non-Solicitation.

(a)            Each of the Sellers and Zhang (collectively, solely for the purpose of this Section 6.7, the “Restricted Parties” and each a “Restricted Party”) acknowledges and agrees that: (i) such Restricted Party is deriving substantial value and proceeds from the transactions contemplated hereby; (ii) the restrictions (including the duration, geographic scope, and activity restrictions) applicable to such Restricted Party in this Section 6.7 are necessary, fair, reasonable, fundamental and required for the protection of GMRE and its Subsidiaries (including the IA Group Companies) after the Closing Date, including the protection of the goodwill that the Restricted Parties are conveying or causing to be conveyed hereunder; (iii) such restrictions relate to matters that are of a special, unique and extraordinary value; (iv) GMRE has required that such Restricted Party agree to such restrictions, and such Restricted Party has voluntarily agreed to such restrictions; and (v) such Restricted Party’s covenants set forth in this Section 6.7 are a material inducement for GMRE to enter into this Agreement, and GMRE would not consummate the transactions contemplated hereby if such Restricted Party did not enter into such restrictions.

(b)            Each Restricted Party covenants that, commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), such Restricted Party shall not, and shall cause his or its respective Affiliates not to, engage directly or indirectly in, in any capacity, or have any direct or indirect ownership interest in, or permit such Restricted Party’s or any such Affiliate’s name to be used in connection with, any business in the world other than Asia which is engaged in the business of acquiring or owning healthcare or healthcare-related real estate in the United States (the “Restricted Business”); provided, however, that nothing in this Agreement shall prevent or restrict the Restricted Parties, or any of their respective Affiliates from any of the following:

(i)             owning equity interests, indebtedness or other securities of the equity capital of GMRE or any of its Subsidiaries or serving as a director, executive officer or employee of GMRE or any of its Subsidiaries; or

(ii)            owning (as a passive investment) equity interests, indebtedness or other securities representing not more than five percent (5%) of the equity capital of a company that is engaged in the Restricted Business, so long as the Restricted Party is not otherwise associated with the management or operation of such company, including by serving on the board of directors or holding any other similar governing position.

(c)            Each Restricted Party acknowledges that the Restricted Business as conducted by GMRE and its Subsidiaries (including, following the Closing, any IA Group Company) following the Closing Date is expected to be conducted throughout the United States and that more narrow geographical limitations of any nature on the non-competition covenant set forth in Section 6.7(b) would not be appropriate or sufficient to protect GMRE’s legitimate business interests.

(d)           Each Restricted Party covenants that, during the Restricted Period, such Restricted Party shall not, and it shall cause its Affiliates not to, solicit the employment or engagement of services of, or hire, any person who is an Employee or any other person who is, or was during the three (3) month period immediately prior to such solicitation, employed or engaged as an employee, contractor or consultant, by GMRE or any of its Subsidiaries (including, for the avoidance of doubt, any IA Group Company following the Closing) during such period on a full- or part-time basis or encourage or induce any such person to terminate his or her employment or engagement with GMRE or any of its Subsidiaries. The foregoing shall not prohibit (i) any general solicitation of employees, contractors or consultants through public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any Employee or any such other employees, contractors or consultants, (ii) a Restricted Party or its Affiliates from hiring any such employee, contractor or consultant who seeks employment or engagement with the Restricted Party or its Affiliate on his or her own initiative at any time after three (3) months have elapsed since such individual last served as an employee, contractor or consultant of GMRE or any of its Subsidiaries, without any prior solicitation by the Restricted Party or any of its Affiliates, or (iii) the employment of the persons set forth on Section 6.7(d) of the Seller Disclosure Schedule.

(e)           Each Restricted Party acknowledges that any violation of this Section 6.7 shall result in irreparable injury to GMRE and agrees that GMRE shall be entitled to seek and obtain preliminary and permanent injunctive relief from any court of competent jurisdiction, without the necessity of proving actual damages or posting any bond, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6.7, which rights shall be cumulative and in addition to all other rights or remedies to which GMRE may be entitled.

(f)            The Restricted Parties expressly acknowledge that the limitations set forth herein are reasonable in all respects. Nonetheless, in the event that any covenant contained in this Section 6.7 (or part thereof) should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant (or part thereof), and such covenant (or part thereof) shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.7 and each provision and part thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision or part thereof as written shall not invalidate or render unenforceable the remaining covenants or provisions or parts hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision or part thereof in any other jurisdiction.

Section 6.8            Tax Matters.

(a)           Preparation of Tax Returns.

(i)             The Sellers shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the IA Group Companies for all Pre-Closing Tax Periods. All such Tax Returns shall be prepared and filed in a manner consistent with past practice, unless otherwise required by applicable Law. The Sellers shall submit each such Tax Return to GMRE at least thirty (30) calendar days prior to the due date for the filing of such Tax Return (taking into account any extensions), GMRE shall have the right to review and timely comment on such Tax Return, and the Sellers shall consider in good faith such timely comments from GMRE on such Tax Return to the extent such comments are not inconsistent with the standard set forth in the previous sentence. GMRE and the Sellers will consult and resolve in good faith any issues arising as a result of the reasonable review of and comment on such Tax Return. In the event GMRE and the Sellers are unable to resolve any such dispute (the “Disputed Tax Items”), GMRE and the Sellers shall submit the remaining Disputed Tax Items for resolution to a nationally recognized accounting firm mutually agreed on by GMRE and the Sellers acting reasonably (the “Accountants”). The Accountants shall determine the proper treatment of the Disputed Tax Items in accordance with applicable Tax Law and this Section 6.8(a)(i) and the applicable Tax Return shall be revised to reflect such determination. Unless otherwise required by applicable Law or a final determination (as defined in Section 1313(a) of the Code), neither GMRE nor the Sellers shall take any position inconsistent with the Accountants’ determination in any Tax Return or any judicial, administrative, or other proceeding. In the event the Accountants are unable to resolve such Disputed Tax Items prior to the due date of any Tax Return to which any Disputed Tax Item is relevant, the applicable Tax Return shall be filed in a manner as reasonably determined by the Sellers in a manner consistent with past practice, unless otherwise required by applicable Law. Each of GMRE and the Sellers will be afforded the opportunity to present to the Accountants any material such party deems relevant to the Accountants’ determination. GMRE and the IA Group Representative shall each furnish (or cause to be furnished) to the Accountants such work papers and other documents and information relating to the remaining Disputed Tax Items as the Accountants may request. The fees, disbursements, costs, and expenses of the Accountants shall be allocated between and paid by GMRE and the Sellers, on a joint and several basis, in proportion to the relative merits of their respective positions, as determined by the Accountants with finality; provided that if the Accountants are unable or unwilling to make such determination, the fees, disbursements, costs, and expenses of the Accountants shall be equally allocated between and paid by GMRE and the Sellers, on a joint and several basis. Not later than ten (10) calendar days to the due date for payment of Taxes with respect to any such Tax Return for a Pre-Closing Period, the IA Group Representative shall cause the amount of any Seller Taxes with respect to such Tax Return to be paid to GMRE.

(ii)            GMRE shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the IA Group Companies for any Straddle Periods. All such Tax Returns shall be prepared and filed in a manner consistent with past practice, unless otherwise required by applicable Law. GMRE shall submit each such Tax Return to the IA Group Representative at least thirty (30) calendar days prior to the due date for the filing of such Tax Return (taking into account any extensions), Sellers shall have the right to review and timely comment on such Tax Return, and GMRE shall consider in good faith such timely comments from the Sellers on such Tax Return to the extent such comments are not inconsistent with the standard set forth in the previous sentence. GMRE and the Sellers will consult and resolve in good faith any issues arising as a result of the reasonable review of and comment on such Tax Return. In the event GMRE and the Sellers are unable to resolve any Disputed Tax Items relating to such Tax Return, GMRE and the Sellers shall submit the remaining Disputed Tax Items for resolution to the Accountants, who shall resolve such Disputed Tax Items in a manner consistent with the procedures set forth in Section 6.8(a)(i); provided, that in the event the Accountants are unable to resolve such Disputed Tax Items prior to the due date of any Tax Return to which any Disputed Tax Item is relevant, the applicable Tax Return shall be filed in a manner as reasonably determined by GMRE in a manner consistent with past practice, unless otherwise required by applicable Law. Not later than ten (10) calendar days to the due date for payment of Taxes with respect to any such Tax Return for a Straddle Period, the IA Group Representative shall cause the amount of any Seller Taxes with respect to such Tax Return to be paid to GMRE.

(b)           Proration of Straddle Period Taxes.  In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be:

(i)             in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the applicable IA Group Company ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii)           in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the applicable IA Group Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c)           Tax Proceedings. The IA Group Representative, on the one hand, and GMRE, on the other hand, shall reasonably cooperate, and shall cause their respective Affiliates, employees, contractors, consultants, and Representatives to reasonably cooperate with each other in preparing and filing all Tax Returns, any audit, litigation, or other proceeding (each, a “Tax Proceeding”), and in all other matters relating to Taxes of the IA Group Companies for any Pre-Closing Tax Period and any Straddle Period, including by maintaining and making available to each other all books and records relating to such Taxes. The parties shall retain all books and records with respect to Tax matters pertinent to the IA Group Companies relating to the Pre-Closing Tax Period and any Straddle Period, in each case, until the expiration of any applicable statute of limitations, and shall abide by all record retention agreements entered into with any Governmental Entity for all periods required by such Governmental Entity. Notwithstanding the above, the control of any Tax Proceeding that is a Third Party Claim shall be governed by Section 7.5(b).

(d)           Section 6043A. To the extent Section 6043A of the Code applies to the Transactions, the parties to this Agreement shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to this Agreement to satisfy the reporting obligations under Section 6043A of the Code.

(e)           No Section 338 Election. Neither the Sellers nor GMRE shall make or cause to be made an election pursuant to Section 338 of the Code or any similar provision of state or local Law with respect to the Transactions. The Sellers and GMRE each shall file their respective Tax Returns consistent with the intended tax treatment described in Section 2.6.

Article VII
INDEMNIFICATION

Section 7.1            Survival Periods. Except with respect to the representations and warranties contained in Section 4.13 (the “Tax Matters Representations”) and the Seller Fundamental Representations, the representations and warranties in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing for a period of eighteen (18) months following the Closing Date. The Seller Fundamental Representations shall survive the Closing for ten (10) years and the Tax Matters Representations shall survive the Closing until the date that is sixty (60) days following the expiration of the applicable statute of limitations. Notwithstanding the foregoing, a claim given in good faith in accordance with this Article VII in respect of a representation or warranty on or prior to the date on which the representation or warranty ceases to survive shall not thereafter be barred by the expiration of the survival period, and may be pursued thereafter without regard to such expiration. Except as otherwise expressly provided in this Agreement, each covenant or agreement set forth in this Agreement shall survive without limit.

Section 7.2            Indemnification by Sellers.

(a)           Each of Zensun and Busch, severally but not jointly, shall indemnify and hold GMRE and its direct and indirect Subsidiaries, and each of its and their respective Affiliates and successors, and each of its and their respective stockholders, members, managers, partners, officers, directors, employees and agents (collectively, the “GMRE Indemnified Parties” and each a “GMRE Indemnified Party”) harmless from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any GMRE Indemnified Party arising out of, resulting from, based upon or relating to any inaccuracy in or breach of any representation or warranty made by Zensun or Busch in Article III of this Agreement.

(b)           Each of Zensun and Busch, severally but not jointly, shall indemnify and hold the GMRE Indemnified Parties harmless from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any GMRE Indemnified Party arising out of, resulting from:

(i)            any inaccuracy in or breach of any representation or warranty made by the Sellers in Article IV of this Agreement;

(ii)           any Excluded Liability;

(iii)          any failure by any Seller duly and timely to perform or fulfill any of its covenants or agreements required to be performed by it under this Agreement including, but not limited to, each Pre-Closing Transaction, except to the extent that such failure results from any act or omission of GMRE; provided, that, notwithstanding anything to the contrary in this Agreement, a Restricted Party shall be solely liable for a breach caused by such Restricted Party of a covenant contained in Article VI; and

(iv)         any act, omission, Loss or other matter for which IAM would be required to provide indemnity to GMRE under the Management Agreement as in effect immediately prior to the Closing (regardless of whether the Management Agreement remains in effect or is amended on or after the Closing, in accordance with the indemnification provisions of the Management Agreement, subject to the limitations with respect to survival periods as provided in Section 7.1 of this Agreement), to the extent such act or omission preceded the Closing.

Section 7.3            Indemnification by GMRE. GMRE shall indemnify and hold each Seller and its respective successors and the respective stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the “Seller Indemnified Parties” and each a “Seller Indemnified Party”) harmless from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Seller Indemnified Party arising out of, resulting from, based upon or relating to:

(a)            any inaccuracy in or breach of any representation or warranty made by GMRE in Article V of this Agreement, provided, however, that GMRE shall not be liable under this Section 7.3(a) for any Losses based upon or arising out of any inaccuracy in or breach of any representation or warranty made by GMRE in Article V of this Agreement if any Seller had Knowledge of such inaccuracy or breach prior to the Closing;

(b)            any failure by GMRE duly and timely to perform or fulfill any of its covenants or agreements required to be performed by it under this Agreement, except to the extent that such failure results from any act or omission of either Seller; and

(c)            any act, omission, Loss or other matter for which GMRE would be required to provide indemnity to IAM under the Management Agreement as in effect immediately prior to the Closing (regardless of whether the Management Agreement remains in effect or is amended on or after the Closing, in accordance with the indemnification provisions of the Management Agreement, subject to the limitations with respect to survival periods in Section 7.1 of this Agreement), to the extent such act or omission preceded the Closing; provided, however, that GMRE shall have no obligation to indemnify IAM pursuant to this Section 7.3(c) with respect to any act, omission, Loss or other matter as to which IAM would be entitled to be indemnified in accordance with the indemnification provisions of the Management Agreement in effect prior to the Closing to the extent (i) any such act, omission, Loss or other matter occurred, existed or arose prior to the Closing and (ii) the IA Group Companies have Knowledge of such act, omission, Loss or other matter as of the Closing and it is not disclosed in Section 4.12(b) of the Seller Disclosure Schedule.

Section 7.4            Limitations.

(a)           No amounts of indemnity shall be payable as a result of any claim arising under Section 7.2 unless and until Losses claimed thereunder, when aggregated, are in excess of $90,000.00 (the “Deductible”), in which case the GMRE Indemnified Parties may recover the aggregate amount of all Losses in excess of the Deductible; provided, that the aggregate indemnity payments by all Sellers under Section 7.2 shall not exceed fifteen percent (15%) of the total amount of the Consideration payable by GMRE to the Sellers hereunder (the “Indemnity Amount”), and provided, further, that the aggregate indemnity payments by Zensun or Busch under Section 7.2(a) shall not exceed the portion of the Consideration actually received by Zensun or Busch, as applicable. Notwithstanding the preceding provisions of this Section 7.4(a), none of the limitations set forth in this Section 7.4(a) shall be applicable with respect to any fraud or intentional misrepresentation by a Seller, or with respect to any inaccuracy in or breach of any of the Seller Fundamental Representations or with respect to any indemnification claim by any GMRE Indemnified Party under Section 7.2(b)(iv).

(b)          The Sellers shall, at their sole option, determine within two (2) Business Days after final determination of the amount of Losses due whether to satisfy any indemnification amounts payable by the Sellers as a result of claims arising under Section 7.2 in cash or through the release of Escrowed Shares to the GMRE Indemnified Party and will notify the applicable GMRE Indemnified Party of its determination in writing within 24 hours of making such determination. The value of any such Escrowed Shares shall be determined with reference to the volume-weighted average of the sale prices per share of GMRE Common Stock as reported on the NYSE composite transactions reporting system (or such other national securities exchange or automated quotation service on which GMRE is then listed) for each trading day during the thirty (30) consecutive trading days immediately preceding the date of final determination of the amount of such Losses due. Busch shall be solely responsible, and shall not have any right to be reimbursed by GMRE, for the amount of any tax liability incurred by him resulting from any transfer of LTIP Units from the Escrow Account to any GMRE Indemnified Party or the cancellation or redemption thereof by any GMRE Indemnified Party, and any transfer of LTIP Units from the Escrow Account to any GMRE Indemnified Party shall not be subject to any adjustment or offset for taxes or any other purpose. GMRE shall record the release and transfer of such Escrowed Shares to the applicable GMRE Indemnified Party on the books of GMRE. Busch, as the Seller’s Representative, shall take all steps necessary to instruct the Escrow Agent to release the Escrowed Shares from the Escrow Account in accordance with the requirements of this Agreement. The Escrow Agreement shall have a term of eighteen (18) months and any Escrowed Shares remaining in the Escrow Account at the end of such term shall be released to the Sellers by the Escrow Agent in accordance with their Percentage Ownership Interests in the Shares; provided; however, that an amount equal to the lesser of (x) the amount of any outstanding indemnification claim by any GMRE Indemnified Party that has been asserted but not fully and finally resolved as of the expiration of the term of the Escrow Agreement and (y) the value of Escrowed Shares then remaining in the Escrow Account, shall be reserved and continue to be held in the Escrow Account, and the term of the Escrow Agreement shall be extended, until such outstanding indemnification claim has been fully and finally resolved. Notwithstanding the foregoing, no payment, disbursal or release of any portion of the Escrowed Shares held in the Escrow Account shall in any way limit the rights of the GMRE Indemnified Parties to indemnification with respect to any other or excess claim for indemnification by any such party hereunder.

(c)           No amounts of indemnity shall be payable as a result of any claim arising under, based upon or relating to:

(i)             Section 7.3 unless and until Losses claimed thereunder, when aggregated, are in excess of the Deductible, in which case the Seller Indemnified Parties may recover the aggregate amount of all Losses in excess of the Deductible;

(ii)            Section 7.3 in excess of the Indemnity Amount (aggregating all indemnity payments by GMRE under Section 7.3).

provided, that none of the limitations set forth in this Section 7.4(c) shall be applicable with respect to fraud or intentional misrepresentation by GMRE or any inaccuracy in or breach of any of the GMRE Fundamental Representations or with respect to any indemnification claim by any Seller Indemnified Party under Section 7.3(c).

Section 7.5           Indemnification Procedures. All claims for indemnification by any person seeking indemnification under this Section 7.5 (an “Indemnified Party”) shall be asserted and resolved as follows:

(a)           If an Indemnified Party intends to seek indemnification under this Article VII, it shall promptly notify the Indemnifying Party in writing of such claim, indicating with reasonable particularity the nature of such claim and provide the Indemnifying Party with such additional relevant information in the Indemnifying Party’s possession that the Indemnifying Party may reasonably request. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

(b)           If such claim involves a Third Party Claim against the Indemnified Party, the Indemnifying Party may, within thirty (30) days after receipt of such notice and information, and upon notice to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, assume the settlement or defense thereof, with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at the sole cost and expense of the Indemnified Party. If the Indemnifying Party assumes the settlement or defense of such claim and the Indemnified Party determines reasonably and in good faith that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest or that there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel; provided, that such counsel is reasonably satisfactory to the Indemnifying Party. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 7.5(b), the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder that imposes solely monetary obligations that are paid by the Indemnifying Party, does not contain a finding or admission of any violation of Law or any violation of the rights of any Person and contains an unconditional release of the Indemnified Party from all liability thereunder; provided, that to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 7.5(b), the Indemnified Party shall: not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld, conditioned or delayed; and cooperate with the Indemnifying Party and its counsel in the settlement and defense of such claim. If the Indemnifying Party is not entitled to join in or assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party of the assumption of the defense of such claim within the thirty (30) day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof and the Indemnifying Party shall cooperate reasonably with it in connection therewith. Except as otherwise expressly provided in this Section 7.5, the failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder. Any costs and expenses incurred by such Indemnified Party in connection with the investigation and defense of such claim (including reasonable out of pocket attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) required to be paid by the Indemnifying Party on behalf of the Indemnified Party shall be paid as incurred, promptly against delivery of reasonably detailed invoices therefor.

(c)           If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the “Subject Materials”) relating to such Third Party Claim. Each party hereto mutually acknowledges, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of Proceedings, or potential Proceedings, arising out of, relating to or in respect of any actual or threatened Third Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law.

Section 7.6            Character of Indemnity Payments. Any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to or refund of the Consideration, unless otherwise required by Law (including by a determination of a Tax authority that, under applicable Law, is not subject to further review or appeal).

Section 7.7            Remedies.

(a)           Each of the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and the obligations of each other Party hereto in the event that all conditions set forth in Section 7.4, as applicable, have been satisfied or waived by the Party seeking injunctive or other equitable relief hereunder.

(b)          Except for claims based on fraud or claims for equitable relief pursuant to Section 7.7(a), following the Closing the rights of the parties for indemnification relating to breaches of this Agreement shall be limited to those contained in this Article VII and such indemnification rights shall be the exclusive remedies of the parties with respect to breaches of this Agreement.

Section 7.8           Subrogation / Insurance. If an Indemnified Party recovers Losses from an Indemnifying Party, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any Third Party (including any employees) with respect to such recovered Losses, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy. With respect to any rights of any Indemnifying Party (including any employees) against a Third Party to which an Indemnified Party is entitled pursuant to the preceding sentence, such Indemnified Party shall use commercially reasonable efforts to preserve any rights that such Indemnifying Parties may have to make claims against Third Parties (including under applicable insurance policies) and the Indemnified Parties and the Indemnifying Parties shall cooperate with and assist the other in issuing notices of claims to such third parties, presenting claims for payment and collecting proceeds related thereto. Notwithstanding anything in this Agreement to the contrary, the amount of any Losses of any Person under this Article VII shall be net of the amount, if any, received by the Indemnified Party (after deducting all costs and expenses associated with recovering such amount) from any Third Party (including any insurance company or other insurance provider).

Article VIII
MISCELLANEOUS

Section 8.1            Notices. All notices, demands and requests hereunder shall be in writing and shall be deemed to have been properly given if: (a) hand delivered; (b) sent by reputable overnight courier service; (c) emailed (provided receipt is acknowledged); or (d) sent by United States registered or certified mail, postage prepaid, addressed to the parties at the respective addresses set forth below, or at such other address as any of the parties may from time to time designate by written notice given as herein required. Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non-Business Day, then such notice or communication so made shall be deemed effective on the first Business Day after the day of actual delivery. All such notices shall be addressed as follows:

If to GMRE:	Global Medical REIT Inc. 2 Bethesda Metro Center, Suite 440 Bethesda, Maryland 20814 Attention: Jamie Barber Email: jamieb@globalmedicalreit.com

With copies to (not constituting notice):	Vinson & Elkins L.L.P. 901 East Byrd Street Suite 1500 Richmond, VA 23219 Attention: Daniel LeBey Email: dlebey@velaw.com

If to the Sellers:	Inter-American Management, LLC 2 Bethesda Metro Center, Suite 440 Bethesda, Maryland 20814 Attention: Jeffrey Busch Email: JeffB@interamc.com

Zensun Enterprises Limited 24th Floor, Wyndham Place 40-44 Wyndham Street, Central, Hong Kong Attention: Alex Kwok Email: alexkwok@185hk.com

With a copy to (not constituting notice):	King & Spalding LLP 1185 Avenue of the Americas 34th Floor New York, NY 10036 Attention: Tony W. Rothermel Email: trothermel@kslaw.com

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309 Attention: C. Spencer Johnson, III Email: csjohnson@kslaw.com

Section 8.2            Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the Internalization and shall supersede all previous oral and written agreements and all contemporaneous oral negotiations, commitments and understandings between the parties. This Agreement may be amended, changed, terminated or modified only by agreement in writing duly authorized (which authorization shall include the number of Independent Directors required under the Management Agreement) and executed by all of the parties.

Section 8.3            Successor and Assigns. The covenants, agreements, rights and obligations contained in this Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, successors and assigns of the parties hereto and all Persons or entities claiming by, through or under any of them.

Section 8.4            Further Documents. Each party hereto shall execute any and all further documents and writings and perform such other reasonable actions that may be or become necessary or expedient to effectuate and carry out the Internalization, whether before or after the Closing.

Section 8.5            Governing Law; Jurisdiction.

(a)           This Agreement, and all claims or causes of actions (whether at law, in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of Laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)           All Proceedings arising out of or relating to this Agreement or the Escrow Agreement shall be heard and determined exclusively in any state or federal court located within Maryland. Each of the parties hereby irrevocably and unconditionally: (i) submits to the exclusive jurisdiction of any state or federal court located within Maryland, for the purpose of any Proceeding arising out of or relating to this Agreement and the Internalization brought by any party; (ii) agrees not to commence any such Proceeding except in such courts; (iii) agrees that any claim in respect of any such Proceedings may be heard and determined in any state or federal court located within Maryland; (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding; and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding. A final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement or the Escrow Agreement will affect the right of any party to serve process in any other manner permitted by Law. Notwithstanding, nothing herein shall prohibit or limit the right of GMRE to pursue any remedy under Section 6.7(e) in any court of competent jurisdiction.

Section 8.6            Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original and all of which, collectively, shall constitute one (1) agreement.

Section 8.7            Construction of Agreement. No party, or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

Section 8.8            No Waiver. A waiver by any party hereto of a breach of or failure to perform any of the covenants or agreements in this Agreement to be performed by any other party shall not be construed as a waiver of any succeeding breach of or failure to perform the same or other covenants, agreements, restrictions or conditions of this Agreement. No waiver shall be effective unless duly authorized (which authorization, relating to GMRE, shall include approval of a two-thirds of the Independent Directors of the GMRE Board) and memorialized in a writing signed by the party against whom such waiver is to be effective.

Section 8.9           Severability. In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by Law.

Section 8.10        Headings. The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to sections and exhibits are to sections and exhibits of this Agreement, unless otherwise indicated.

Section 8.11        Interpretation. For purposes of this Agreement, the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and all references to “including” shall be construed as meaning “including without limitation.” Unless the context otherwise requires, references herein: (x) to articles, sections, exhibits and schedules mean the articles and sections of, and the exhibits and schedules attached to, this Agreement; (y) to an agreement, instrument or other document, or to any statute, means such agreement, instrument or other document or statute as may be (or may have been) amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. All references to “dollars” or “$” shall mean United States Dollars.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

GLOBAL MEDICAL REIT INC., a Maryland corporation

By:	/s/ Jamie Barber
Name: Jamie Barber
Title: General Counsel

ZENSUN ENTERPRISES LIMITED, a company incorporated in Hong Kong with limited liability

By:	/s/ Zhang Jingguo
Name: Zhang Jingguo
Title: Chief Executive Officer

JEFFREY BUSCH

/s/ Jeffrey Busch

With Respect to Section 6.7:

Zhang Jingguo

/s/ Zhang Jingguo

[Signature Page to Stock Purchase Agreement]